Exhibit 99.1



FOR IMMEDIATE RELEASE
April 6, 2004


FOR MORE INFORMATION CONTACT
Investor Relations Department
512-404-5128

                FINANCIAL INDUSTRIES CORPORATION REPORTS RECEIPT
                          OF NASDAQ STAFF DETERMINATION


Austin, Texas, April 6, 2004 Financial Industries Corporation ("FIC") (NASDAQ:FNIN) today announced that on April 2, 2004, it received a Nasdaq Staff Determination letter indicating that the Company's common stock is subject to delisting from The Nasdaq National Market as a result of the Company's failure to file its Form 10-K Annual Report, as required by Nasdaq Marketplace Rule 4310(c) (14). The common stock will be delisted at the opening of business on April 13, 2004, unless FIC requests a hearing on the matter before a Nasdaq Listing Qualifications Panel. FIC will submit a request for a hearing prior to the deadline. There can be no assurance that the Listing Qualifications Panel will agree with the Company's request to continue the listing of FIC's common stock on The Nasdaq National Market.

The Nasdaq staff also informed the Company that as a result of its filing delinquency, from the opening of trading on April 5, 2004, FIC's trading symbol will carry the additional letter "E" and will be FNINE. If the Company's common stock is delisted from The Nasdaq National Market, it will not be eligible immediately to trade on the Over-the-Counter Bulletin Board because FIC is not at this time current in its reporting obligations under the Securities Exchange Act of 1934.

Statements in this press release, including those which may relate to the completion of our audit for the year ended December 31, 2004, FIC's ability to become current on its reporting obligations, the outcome of the Listing Qualifications Panel hearing, FIC's ability to list on the Over-the-Counter Bulletin Board, and any other expectations or anticipated events may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act and are based on a number of risks and uncertainties. If any of these risks and uncertainties materializes, actual results could differ materially from those indicated in the forward-looking statements.

For more information on FIC, go to http://www.ficgroup.com on the Internet.